Exhibit 99.1

Community Bancorp Closes $20 Million Trust Preferred Private Placement

    ESCONDIDO, Calif.--(BUSINESS WIRE)--Aug. 16, 2005--Community Bancorp Inc. (Nasdaq:CMBC) announced today that it has closed a $20 million private placement of trust-preferred securities.
    The underlying capital securities mature Sept. 15, 2035, and are callable at par after five years. The securities pay cash distributions at a per annum rate of 5.85% until September 15, 2010, after which they will reset quarterly at the three month LIBOR plus 1.69%.
    Michael J. Perdue, President and CEO, stated, "This offering provides the financing for the acquisition of Rancho Bernardo Community Bank, which is expected to close on August 19, 2005. In addition to the acquisition, the Company expects to contribute an additional $3 million to the equity of the Bank subsidiary, Community National Bank, to support the continued growth of the bank."

    GENERAL INFORMATION

    Community Bancorp is a bank holding company with $770.2 million in assets as of June 30, 2005, with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. The bank's primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The bank serves San Diego County and southwest Riverside County with ten community banking offices in Bonsall, El Cajon, Encinitas, Escondido, Fallbrook, La Mesa, Murrieta, Santee, Temecula and Vista, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon.

    FORWARD-LOOKING STATEMENTS

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government (including the Small Business Administration), and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

    CONTACT: Community Bancorp Inc.
             Michael J. Perdue, 760-432-1100
             www.comnb.com